UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 17, 2012

Thrive World Wide, Inc.

(Exact name of registrant as specified in its charter)

Nevada	000-53880	20-2725030
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

650 Main Street , Lake Geneva, WI	53147
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: 855-899-2929

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d 2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e 4(c))

Section 5 – Corporate Governance and Management

Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On April 13, 2012, Wendy Borow Johnson resigned as CEO, President, Treasurer, and as a member of the Board of Directors of Thrive World Wide Inc., (the “Company”). Ms Borow-Johnson will continue to offer her expertise and experience to the company with regards to marketing and branding expansion.

Prior to her resignation, she was pleased to welcome Bruce T Dugan to fill the role of CEO and board member of Thrive World Wide Inc: Bruce T. Dugan is an entrepreneur with eclectic knowledge and experience having founded and operated (a) transportation logistics companies that served industry leaders like Dupont, Sumitomo, Couristan, MSC and ExhibitGroup; (b) a nationally distributed record company, (c) a film production company [that co-produced a documentary that aired on Bravo -- as well as an indie film distributed by Pathfinder Home Entertainment], and served as CEO for a publicly-traded media company, and has successfully written a SEC-approved REG-A (form 1-A) Offering Circular. He recently founded INTECH Systems Corp., a web-centric software development company that is focused in the areas of online and mobile tools for social media and business workflow administration. and multi-platform integration.

On April 13, 20012, in connection with her resignations, she also please to confirmed the appointment of James Stearrett, as the CFO and Treasurer of Thrive World Wide, Inc.

Mr. Stearrett is a CPA and began his career in accounting working for firms such as Deloitte and Ernst Young LLP. Where he also provided independent services to various publicly-traded multinational companies in industries [including] Biotech, Manufacturing, Oil & Gas, and Software Engineering. On behalf of various accounting firms he worked on projects using SAP and Hyperion and assisted in international consolidation issues, reconciling inter-company transactions, approving account reconciliations, FAS 52, corporate and tax reporting. He assisted in FAS 5 top-down risk-based Sarbanes-Oxley documentation, remediation, and testing of all business cycles and helped to establish policies and procedures for all areas of the finance function

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: April 17, 2012

Thrive World Wide, Inc.

By:	/s/ Wendy Borow Johnson
Wendy Borow Johnson, CEO